SIGNIFICANT SUBSIDIARIES OF HARMONY GOLD MINING COMPANY LIMITED

NAME OF SUBSIDIARY	PERCENTAGE HELD	COUNTRY OF INCORPORATION
Freegold (Harmony) Proprietary Limited	100%	South Africa
Randfontein Estates Limited	100%	South Africa
Harmony Moab Khotsong Operations Proprietary Limited	100%	South Africa
Golden Core Trade and Invest (Proprietary) Limited	100%	South Africa
Harmony Gold Australia Proprietary Limited	100%	Australia
Morobe Consolidated Goldfields Limited	100%	Papua New Guinea
MAC Copper Limited	100%	Jersey
Cobar Management Pty. Limited	100%	Australia